As filed with the Securities and Exchange Commission on April 20, 1999
                                                  Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          -----------------------------
                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          Signal Apparel Company, Inc.
             (Exact name of Registrant as specified in its charter)

            INDIANA                                   62-0641635
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                  34 Engelhard Avenue, Avenel, New Jersey 07001
                                 (732) 382-2882
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                          ----------------------------

                             Robert J. Powell, Esq.
              Vice President of International & Licensing, General
               Counsel and Secretary Signal Apparel Company, Inc.
                  34 Engelhard Avenue, Avenel, New Jersey 07001
                                 (732) 382-2882
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  With Copy To:

                             Steven R. Barrett, Esq.
                         Witt, Gaither & Whitaker, P.C.
            1100 SunTrust Bank Building, Chattanooga, Tennessee 37402

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

                          -----------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                                                                          Proposed maximum    Proposed maximum
              Title of each class of                       Amount to       offering price         aggregate            Amount of
            Securities to be registered                be registered(1)      per unit(1)      offering price(1)    registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value                               $7,218,750          $1.3125           $7,218,750              $2,007
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 (c) on the basis of the average of the high and low reported sales prices on the New York Stock Exchange on April 16, 1999.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

================================================================================

Prospectus


                          SIGNAL APPAREL COMPANY, INC.
                  34 Engelhard Avenue, Avenel, New Jersey 07001
                            Telephone: (732) 382-2882

           5,500,000 Shares of Common Stock, $.01 par value per share


This Prospectus relates to the offer and sale of an aggregate of 5,500,000 shares of Common Stock, par value $.01 per share ("Common Stock") of Signal Apparel Company, Inc. (the "Company") by two selling stockholders of the Company.

The selling stockholders are institutional investors who received or may receive their shares of Common Stock through (1) the conversion of the Company's 5% Convertible Debentures due March 3, 2002, (2) the payment of interest on such Debentures (which the Company may elect to pay in Common Stock) or (3) the exercise of warrants which they received for investing in such Debentures.

Market for the Common Stock.

The Company's Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "SIA".

On April 16, 1999, the reported last sale price of the Common Stock on the NYSE was $1.3125 per share.

Offering Price of the Shares.

The selling stockholders may offer their Common Stock through public or private transactions, on or off the NYSE, at prevailing market prices or at privately negotiated prices. For a more detailed discussion of the potential methods of sale by the selling stockholders, see "Plan of Distribution" on page 12 of this Prospectus.

Proceeds from the sale of shares.

The Company will not receive any proceeds from the sale of shares under this Prospectus by the selling stockholders.

Expenses from the sale of shares.

The Company will pay all expenses of registering the Shares for resale under this Prospectus. The selling stockholders will pay all discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals, and any other selling expenses which they incur in selling the shares.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.


See "Risk Factors," beginning on page 2 of this Prospectus, for a discussion of certain factors which should be considered by prospective purchasers of the Common Stock offered hereby.


                 The date of this Prospectus is April 20, 1999.

                                  RISK FACTORS

You should carefully read and consider the matters set forth below, in addition to the other information in this Prospectus, before you invest in shares of the Company's Common Stock. Any of these factors may cause the Company's actual financial results during any period to differ materially from historical results. These factors also may impact the outcome of the developments anticipated in any forward-looking statements made by or on behalf of the Company.

Operating Losses and Accumulated Deficit.

The Company has experienced operating losses for each of its past ten fiscal years. As of December 31, 1998, the Company had an accumulated deficit of $284.9 million and a total shareholders' deficit of $67.7 million. The Company may experience additional losses in the future. If additional losses occur, the Company may not be able to eliminate its accumulated deficit. You should refer to the Company's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for periods subsequent to the date of this Prospectus, which are incorporated herein by reference, for information concerning the Company's results of operations and financial condition for future periods.

Liquidity and Going Concern Qualification.

The Company's consolidated financial statements for the fiscal year ended December 31, 1998 were prepared under the assumption that the Company will continue as a going concern. The Company's recurring losses from operations have adversely affected its liquidity. In addition, the Company has a working capital deficit and an accumulated deficit. In the opinion of the Company's independent public accountants, this raises substantial doubt about the Company's ability to continue as a going concern.

In order for the Company to have sufficient liquidity for it to continue as a going concern in its present form, the Company will need to raise additional funds and execute planned improvements in operations. The Company has no assurances it will be able to raise additional funds. The Company believes its continued existence is dependent upon its ability to substantially improve its operating results. The Company estimates its cash needs based on, among other things, projections of its sales and profit margins. The Company's sales and profit margins may not meet projected levels. If sales and profit margins fall significantly short of projected levels, the Company's ability to continue as a going concern may be jeopardized.

On March 3, 1999, the Company completed the private placement of $5 million of 5% Convertible Debentures due March 3, 2002 with two institutional investors who are selling stockholders under this Prospectus. The Company utilized the net proceeds from issuance of these Debentures to redeem all of the remaining outstanding shares of the Company's 5% Series G1 Convertible Preferred Stock (following the conversion of $260,772.92 stated value (including accrued dividends) of such stock into 248,355 shares of the Company's Common Stock effective February 26, 1999, by two other institutional investors). This transaction effectively replaced a security convertible into the Company's Common Stock at a floating rate (the 5% Series G1 Preferred Stock) with a security (the Debentures) convertible into Common Stock at a fixed conversion price of $2.00 per share. The transaction also reflects the Company's decision to forego the private placement of an additional $5 million of 5% Series G2 Preferred Stock under the original purchase agreement with the Series G1 Preferred investors.

The Company also has taken other actions to improve its operations and liquidity. In the third quarter of 1998, the Company completed the formal documentation of a new $25 million credit facility with WGI, LLC, its principal shareholder. Effective March 22, 1999, the Company completed a new financing arrangement with its senior lender, BNY Financial Corporation (in its own behalf and as agent for other participating lenders), which provides the Company with funding of up to $98,000,000 (the "Maximum Facility Amount") under a combined facility that includes two Term Loans aggregating $50,000,000 (supported in part by $25,500,000 of collateral pledged by an affiliate of WGI, LLC, the Company's principal shareholder) and a Revolving Credit Line of up to $48,000,000 (the "Maximum Revolving Advance Amount"). Subject to the lenders' approval and to continued compliance with the terms of the original facility, the Company may elect to increase the Maximum Revolving Advance Amount from $48,000,000 up to $65,000,000, in increments of not less than $5,000,000. The Company intends to utilize the funds available under both of these arrangements for working capital purposes.

Throughout 1998 and during the first quarter of 1999, the Company experienced liquidity shortfalls from operations that were resolved through additional advances against the Company's available borrowing capacity. These shortfalls bring into question whether the Company will be in compliance with the financial covenants of its new Revolving Credit Agreement and Term Loan at the end of the first quarter for fiscal 1999 or have sufficient capacity under its available borrowings to fund its operating needs. Accordingly, all debt due the senior lender has been classified as a current liability in the Company's consolidated balance sheet as of December 31, 1998. If the senior lender were to accelerate the maturity of such debt, the Company would not have funds available to repay the debt.

The Company believes that its continued existence is dependent upon its ability to raise additional debt or equity financing and to substantially improve its operating results during 1999. Plans to improve operations include: (i) reducing general and administrative costs, (ii) focusing the Company's efforts on the embellished activewear business, including licensed products and various cartoon characters, (iii) reducing costs of sales through outsourcing and other measures, (iv) seeking appropriate additional acquisitions to enhance the Company's sales and profitability, (v) the sale of idle facilities, and (vi) integration of the acquisition of Tahiti Apparel, Inc. to increase sales and gross margins. The Company believes that these steps and other planned improvements in operations will provide sufficient liquidity for it to continue as a going concern in its present form. The Company cannot guarantee, however, that it will be able to return its operations to profitability.

Possible Failure to Maintain Listing on the New York Stock Exchange.

The Company is required to satisfy both quantitative and qualitative standards adopted by the NYSE in order for the NYSE to continue to list the Company's Common Stock. Whenever the Company fails to satisfy any of these criteria, the NYSE may review the Company's listing. Two of these requirements are (1) the Company's tangible assets available to Common Stock must be at least $8,000,000 and (2) the Company's average net income after taxes for the past three years must be at least $600,000. The NYSE has contacted the Company about failing to meet these requirements. Based on discussions with the NYSE, the Company does not believe that the NYSE will institute any delisting proceedings for the Company's Common Stock in the near future, provided that the Company's operational results substantially meet management's projections as discussed with the NYSE. The NYSE presently has not taken any further action to delist the Company's Common Stock.

If the Company's Common Stock is delisted from the NYSE, the Company will apply for the listing of its Common Stock for trading on the automated quotation system of the Nasdaq Stock Market maintained by the National Association of Securities Dealers, Inc. ("NASD") if the Company is then able to meet the initial qualification requirements for inclusion in the Nasdaq system. If the Company is not able to meet such requirements, it would then take the necessary actions to have transactions in its Common Stock reported on the OTC Bulletin Board of the NASD.

Fashion and Apparel Industry Risks.

The Company believes that its success depends in substantial part on its ability to identify product and graphic trends as well as to anticipate, gauge and react to changing consumer demands in a timely manner. There can be no assurance that the Company will be successful in this regard. If the Company misjudges the market for its products, it may be faced with significant excess inventories for some products and missed opportunities with others. In addition, weak sales and resulting markdown requests from customers could have a material adverse effect on the Company's business, results of operations and financial condition.

The industry in which the Company operates is cyclical. Purchases of apparel and related merchandise tend to decline during recessionary periods and also may decline at other times. Further, uncertainties regarding future economic prospects could affect consumer spending habits and have an adverse effect on the Company's results of operations.

The Company's license with the National Football League expired, subject to certain sell-off rights, on March 31, 1999 and will not be renewed. During the year ended December 31, 1998, licensed NFL product sales were approximately 15% of consolidated revenue. The loss of this license could also affect the Company's ability to sell other professional sports apparel to its customers.

Increasing Dependence on Sales to Large Customers

During fiscal 1998, the Company sold its products to over 1,600 customers, including department stores, specialty stores, mass merchandisers and other retailers, wholesalers, distributors, screenprinters, and other manufacturers. Current trends in the Company's sales data, however, indicate that a shift in demand has occurred in the market for its embellished apparel products away from smaller specialty retailers and towards larger chain stores. In 1998, Wal-Mart and Kmart accounted for 19% and 10% of the Company's net sales, respectively. In 1997, Wal-Mart accounted for 20% and Kmart for 10% of net sales, and in 1996, Wal-Mart accounted for 14% and Kmart for 12% of net sales. The Company had no other customer which accounted for more than 10% of its net sales during any of the last three fiscal years.

These larger chain store customers possess significant negotiating power with regard to the terms of sale and the circumstances under which merchandise may be returned to the Company. The Company generally enters into a number of order commitments with its customers for each of its lines every season and does not enter into long-term agreements with any of its customers. A decision by any significant customer or group of customers, whether motivated by competitive conditions, financial difficulties or otherwise, to decrease the amount of merchandise purchased from the Company, or to change its manner of doing business with the Company, could have a material adverse effect on the Company's financial condition and results of operations.

Risks Associated With Consolidations, Restructurings and Other Ownership Changes in the Retail Industry.

In recent years, the retail industry has experienced consolidation and other ownership changes. In addition, some of the Company's customers have operated under the protection of the federal bankruptcy laws. In the future, retailers in the United States may consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which could decrease the number of stores that carry the Company's products or increase the ownership concentration within the retail industry. While such changes in the retail industry to date have not had a material adverse effect on the Company's business or financial condition, the future effect of any such changes is unknown.

Competition.

Competition is strong in the segments of the apparel industry in which the Company operates. The Company competes with numerous domestic and foreign brands and manufacturers of apparel, some of which are significantly larger and more diversified and have greater resources than the Company. The Company's business depends on its ability to respond to changing consumer tastes and demands by producing fashionable and graphically innovative products, as well as on its ability to remain competitive in the areas of quality, price and service.

Uncertainty of the Success of the Company's Acquisition Strategy.

As part of its strategy for the growth and improvement of its operations, the Company currently is seeking to identify and consummate the acquisition of both other businesses and individual licenses that will enhance the Company's profitability through the addition of new product categories, brands and channels of distribution. The Company may not be able to obtain all of the financing necessary to fully implement this strategy. Even if adequate financing is obtained, the Company's growth strategies may not be successful, and the Company's total net revenues may not increase as a result of the implementation of these strategies.

No Dividends.

The Company currently is operating under various restrictions that prohibit the payment of any dividends on shares of its Common Stock. Those restrictions include:

o The Company's new financing agreement with its senior lender prohibits it from paying any cash dividends on its Common Stock so long as any indebtedness to the senior lender under such agreement remains outstanding.

o The Company has agreed not to declare any dividends on its Common Stock until both the principal borrowings and related interest under its $25 million subordinated credit agreement with WGI, LLC, its principal shareholder, have been paid in full.

o The Company will not be able to declare or pay any dividends on its Common Stock so long as any of its 5% Convertible Debentures due March 3, 2002 or its Series H Preferred Stock remain issued and outstanding.

Control by Principal Shareholders.

As of March 31, 1999, WGI, LLC and related entities beneficially own: (1) 16,822,849 shares of Common Stock and (2) warrants to purchase 8,497,000 shares of Common Stock. Accordingly, under SEC rules, WGI, LLC and related entities may be deemed to beneficially own 25,319,849 shares, or approximately 47.5%, of the Company's outstanding Common Stock. Under the terms of the Company's subordinated Credit Agreement with WGI, LLC and the related Warrant issued to WGI, LLC, the Company has a contractual obligation to issue additional warrants to WGI, LLC such that the number of shares of Common Stock subject to such Warrant (assuming full vesting in accordance with its terms) will always equal 10% of the Company's outstanding Common Stock on a fully diluted basis. As of March 31, 1999, the issuance of approximately 1,415,000 additional warrants (of which approximately 1,131,150 would have been vested at such date) was pending pursuant to these contractual provisions. Assuming the issuance of such additional warrants to purchase Common Stock, WGI, LLC would have been deemed to beneficially own 26,450,999 shares, or approximately 48.6%, of the Company's outstanding Common Stock as of March 31, 1999. The two managers of WGI, LLC, Paul R. Greenwood and Stephen Walsh, are members of the Company's Board of Directors. Mr. Walsh also serves as Chairman of the Board of the Company.

Accordingly, WGI, LLC is likely, under present circumstances, to retain the practical power to elect all the directors of, and otherwise control, the Company.


                 BUSINESS OF THE COMPANY AND RECENT DEVELOPMENTS

During 1998 and the first quarter of 1999, the Company has undergone a strategic change from a manufacturing orientation to a sales and marketing focus. Effective March 22, 1999, Signal Apparel Company, Inc. purchased the business and assets of Tahiti Apparel Company, Inc., a leading supplier of ladies and girls activewear, bodywear and swimwear primarily to the mass market as well as to the mid-tier and upstairs retail channels. Tahiti's products are marketed pursuant to various licensed properties and brands as well as proprietary brands of Tahiti. During the fourth quarter of 1998, Signal also acquired the license and certain assets for the world recognized Umbro soccer brand in the United States for the department, sporting goods and sports specialty store retail channels. The acquisition of Tahiti Apparel and the Umbro license initiative both are part of the Company's ongoing efforts to improve its operating results.

Following these developments, Signal and its wholly owned subsidiaries, Big Ball Sports, Inc. and Grand Illusion Sportswear, manufacture and market activewear, bodywear and swimwear in juvenile, youth and adult size ranges. The Company's products are sold principally to retail accounts under the Company's proprietary brands, licensed character brands, licensed sports brands, and other licensed brands. The Company's principal proprietary brands include G.I.R.L., Bermuda Beachwear, Big Ball and Signal Sport. Licensed brands include Hanes Sport, BUM Equipment, Jones New York and Umbro. Licensed character brands include Mickey

Unlimited, Winnie the Pooh, Looney Tunes, Scooby-Doo and Sesame Street; and licensed sports brands include the logos of Major League Baseball, the National Basketball Association, and the National Hockey League. The Company's license with the National Football League expired, subject to certain sell-off rights, on March 31, 1999 and will not be renewed. During the year ended December 31, 1998, licensed NFL product sales were approximately 15% of consolidated revenue. The loss of this license could also affect the Company's ability to sell other professional sports apparel to its customers.

Currently, a significant portion of the products manufactured by the Company consists of products generally similar in design and composition to those produced by the Company's competition. The Company's business is, therefore, highly subject to competitive pressures.

Year 2000 Issues.

The Company recognizes the need to ensure its operations will not be adversely impacted by year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the year 2000 date are a known risk. The Company is in the process of developing a plan to ensure its systems are compliant with the requirements to process transactions in the year 2000. The following is a status report of the Company's efforts to date for fulfilling those compliance requirements:

The Company is in the process of updating its current software, developed for the apparel industry, which will make the information technology ("IT") systems year 2000 compliant. This software modification, purchased from a third party vendor, is expected to be installed, tested and completed on or before September 30, 1999, giving the Company additional time to test the integrity of the system.

Although the Company believes that the modification to the software which runs its core operations is year 2000 compliant, the Company does utilize other third party equipment and software that may not be year 2000 compliant. If any of this software or equipment does not operate properly in the year 2000 and thereafter, the Company could be forced to make unanticipated expenditures to cure these problems, which could adversely affect the Company's business.

The total cost of the new software and implementation necessary to upgrade the Company's current IT system plus address the year 2000 issues is estimated to be approximately $100,000. Planned costs have been budgeted in the Company's operating budget. The projected costs are based on management's best estimates and actual results could differ as the new system is implemented. Approximately $20,000 has been expended as of December 31, 1998.

While the Company was aware of and was in the process of addressing all known and anticipated year 2000 issues, no formal plan had been adopted. Accordingly, the Company is in the process of, and has adopted, a formal year 2000 compliance plan and expects to achieve implementation on or before September 30, 1999. This effort will be headed by a new MIS manager and include members of various operational and functional units of the Company.

The Company is cognizant of the risk associated with the year 2000 and has begun a series of activities to reduce the inherent risk associated with non-compliance.

The Company has planned to hire a new MIS manager whose primary responsibility will be to insure that all Company systems are Year 2000 compliant. Among the activities which the Company has not performed to date include: software (operating systems, business application systems and EDI system) must be upgraded and tested (although these systems are integrated and are included in the Company's core accounting system); PC's must be assessed and upgraded for compliance, letters/inquiries have not been sent to suppliers, vendors, and others to determine their compliance status (although the Company's principal customers, Wal-Mart, Target and K-Mart, have indicated that they are Year 2000 compliant).

In the event that the Company or any of its significant customers or suppliers does not successfully and timely achieve year 2000 compliance, the Company's business or operations could be adversely affected. Thus, the Company is in the process of adopting a contingency plan.

The Company is currently developing a "Worst Case Contingency Plan" which will include generally an environment of utilizing spreadsheets and other "work around" programming and procedures. This contingency system will be activated if the current plans are not successfully implemented and tested by October 31,1999. The cost of these alternative measures are estimated to be less than $25,000.

The Company believes that its current operating systems are fully capable (except for year 2000 data handling) of processing all present and future transactions of the business. Accordingly, no major efforts have been delayed or avoided which affect normal business operations as a result of the incomplete implementation of the year 2000 IT systems. These current systems will become the foundation of the Company's contingency system.


                           FORWARD-LOOKING STATEMENTS

This Prospectus, including the information incorporated by reference herein, information included in, or incorporated by reference from, future filings by the Company with the Commission, as well as information contained in written material, press releases and oral statements issued by or on behalf of the Company, contains, or may contain, certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such "forward looking statements" include information relating to, among other matters, the Company's future prospects, developments and business strategies for its operations. These forward-looking statements are identified by their use of terms and phrases such as "expect", "estimate", "project", "believe", and similar terms and phrases. Such forward-looking statements are contained in various sections of this Prospectus and in the documents incorporated herein by reference. These statements are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances, and involve risks and uncertainties that may cause actual future activities and results of operations to be materially different from that suggested or described in this Prospectus or in such other documents. These risks include, but are not limited to (A) risks identified in the "Risk Factors" section of this Prospectus, (B) risks associated with interruptions in the Company's business operations as a result of any failure to adequately correct the Year 2000 computer problem in any systems of the Company or one of its major suppliers or customers and (C) other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary from those expected, estimated or projected.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

The Company's Restated Articles of Incorporation, as amended to date, authorize the issuance of up to 80,000,000 shares of Common Stock, $.01 par value per share, and 1,600,000 shares of preferred stock, no par value per share.


Common Stock.

As of April 16, 1999 there were 44,771,977 shares of Common Stock outstanding. As a holder of Common Stock, you are entitled to one vote for each share on all matters submitted to a vote of the stockholders. Generally, when a quorum is present at any meeting, the vote of the holders of a majority of the shares of Common Stock present in person or by proxy decides all questions properly brought before such meeting. Subject to the preferential rights of any outstanding Preferred Stock, you will be entitled as a holder of Common Stock to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor (see "Risk Factors" above).

In the event of a liquidation, dissolution or winding up of the Company, you would be entitled to share ratably in all assets remaining after payments of liabilities and satisfaction of all distribution rights of preferred stockholders. You will not have any right as a holder of Common Stock to convert your Common Stock into any other securities of the Company. All shares of Common Stock have equal, non-cumulative voting rights, and have no preference, conversion, exchange, preemptive or redemption rights. All of the outstanding shares of the Company's Common Stock, including the shares offered for sale under this Prospectus, are fully paid and nonassessable.


Preferred Stock.

The Company's Board of Directors is authorized to issue the Preferred Stock in one or more series. The Restated Articles provide that the Board of Directors shall fix the designations, rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, liquidation preferences, as well as the number of shares constituting any series of preferred stock, without any further vote or action by the stockholders.

The Board has authorized Series A, Series B, Series C, Series D, Series E, Series F, and Series H Preferred Stock, as well as the 5% Series G1 Convertible Preferred Stock.

As of April 16, 1999, there were no outstanding shares of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock, or of 5% Series G1 Convertible Preferred Stock, and the Company presently has no plans to issue any shares of any of these series of preferred stock in the future. As of such date, there were issued and outstanding 443.16 shares of Series H Preferred Stock. Each share of Series H Preferred Stock has a stated value of $100,000.

                            Series H Preferred Stock

Additional key terms of the Series H Preferred Stock are as follows:

     o Junior to the 5% Series G1 and 5% Series G2 Convertible Preferred Stock, equal to Series A and Series F Preferred Stock, and senior to all other classes of the Company's equity securities (both Common Stock and preferred stock) with respect to dividend priorities and liquidation rights.

     o No dividends may be declared or paid on the Company's Common Stock while any shares of Series H Convertible Preferred Stock are issued and outstanding.

     o    Accrues dividends at an annual rate of 9%, payable annually in cash.

     o    No conversion, exchange, preemptive or redemption rights.

     o No voting rights, except that holders of Series H Preferred Stock have the right to vote on any merger or consolidation of the Company, or on any proposed dissolution of the Company. Also, without approval by the holders of 2/3 of the outstanding shares of Series H Preferred Stock, the Company may not: (1) amend, repeal or add to any provision of its Restated Articles of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series H Preferred Stock; (2) reclassify any Common Stock into shares having a preference or priority equal or superior to the Series H Preferred Stock; (3) apply any of its assets (in excess of one percent (1%) of its net worth on an annual basis) to the redemption, retirement, purchase or other acquisition of shares of Common Stock, except for purchases of the Company's Common Stock on the open market or purchases from employees of the Company upon termination of employment or pursuant to any rights of first refusal held by the Company; or (4) create, authorize or issue any equity security having any preference or priority superior to the Series H Preferred Stock.


                                 USE OF PROCEEDS

All net proceeds from the sale of the Common Stock offered under this Prospectus will go to the shareholders who offer and sell their shares. Accordingly, the Company will not receive any proceeds from the sales of such shares.


                              SELLING STOCKHOLDERS

This Prospectus covers the offer and sale by the selling stockholders identified below of the shares listed in the table for each selling stockholder. Our registration of these shares for resale does not necessarily mean that the selling stockholders will sell all or any of the shares.

Under a Registration Rights Agreement dated March 3, 1999 among the Company and the purchasers of its 5% Convertible Debentures due March 3, 2002 identified in the table below, we agreed to register the shares of Common Stock issued (or issuable) to such selling stockholders upon: (1) the conversion of 5% Convertible Debentures due March 3, 2002, (2) the payment of interest on such Debentures (if paid in Common Stock) or (3) the exercise of warrants which they received for investing in such Debentures. We also agreed to use our best efforts to keep the registration statement effective for five (5) years, or until such earlier date when all of the shares have been sold or may be sold without volume restrictions pursuant to SEC Rule 144, whichever comes first.

                                                               Number of          Number of      Number of Shares
                                                             Shares Owned          Shares       Owned/% of Class
              Name of Selling Stockholder and                Prior to the           Being             Owned
                Relationship to the Company                    Offering           Offered       After Offering (1)
                ---------------------------                    --------           -------       ------------------
Brown Simpson Strategic Growth Fund, Ltd.                    3,575,000 (2)        3,575,000           None/0%
  Purchaser of certain of the Company's
  5% Convertible Debentures due March 3, 2002

Brown Simpson Strategic Growth Fund, L.P.                    1,925,000 (3)        1,925,000           None/0%
  Purchaser of certain of the Company's
  5% Convertible Debentures due March 3, 2002

(1) Assumes that all of the shares held by the selling stockholders and being offered under this Prospectus are sold, and that the selling stockholders acquire no additional shares of Common Stock before the completion of this offering.

(2) Includes assumed acquisition from the Company of: (A) up to 1,950,000 shares of Common Stock which are (or may become) issuable upon the conversion of, or upon the payment of interest with respect to, the 5% Convertible Debentures due March 3, 2002 Stock held by Brown Simpson Strategic Growth Fund, L.P. and (B) 1,625,000 shares of Common Stock issuable upon the exercise of warrants held by the fund.

(3) Includes assumed acquisition from the Company of: (A) up to 1,050,000 shares of Common Stock which are (or may become) issuable upon the conversion of, or upon the payment of interest with respect to, the 5% Convertible Debentures due March 3, 2002 Stock held by Brown Simpson Strategic Growth Fund, Ltd. and (B) 875,000 shares of Common Stock issuable upon the exercise of warrants held by the fund.


                              PLAN OF DISTRIBUTION

The selling stockholders may offer their shares of Common Stock at various times in one or more of the following transactions:

     o    on the New York Stock Exchange, where the Common Stock is listed;

     o    in the over-the-counter market;

     o in negotiated or other transactions other than on such exchanges or in the over-the-counter market;

     o    in connection with short sales of their shares of Common Stock;

     o    by pledge to secure debts and other obligations;

     o in block trades in which the broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal;

     o to a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

     o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

     o    in a combination of any of the above transactions.

The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

The selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof. They may sell the shares of Common Stock offered under this Prospectus in connection with any of such transactions or in settlement of securities loans. The selling stockholders also may pledge their shares of Common Stock pursuant to the margin provisions of their customer agreements with their brokers. If any selling stockholder defaults on such a pledge, that selling stockholder's broker may offer and sell the pledged shares.

The selling stockholders may sell the shares to or through broker-dealers or underwriters. The broker-dealers or underwriters could be compensated for any such sale through discounts, concessions or commissions. They may receive such compensation from the selling stockholders and/or from the purchasers of the shares for which such broker-dealers may act as agent or to whom they may sell as principal, or both. Such compensation could exceed customary compensation for any particular broker-dealer.

The selling stockholders and any broker-dealers that act in connection with the sale of the shares offered pursuant to this Prospectus might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of such shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of such shares against certain liabilities, including liabilities arising under the Securities Act.

The selling stockholders also may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. The Company has informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

The selling stockholders also may choose to sell their shares of Common Stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

The Company will not receive any of the proceeds of the sale of shares by the selling stockholders. The Company has agreed to bear all expenses (other than all discounts, commissions and fees of underwriters and underwriters' counsel, selling brokers, dealer managers or similar securities industry professionals, and all transfer taxes, if any, applicable to the distribution of shares) in connection with the registration and sale of the shares of Common Stock being offered by the selling stockholders.


                                     EXPERTS

The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K for each of the three years in the period ended December 31, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said reports, which include an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements.


                                 LEGAL OPINIONS

The validity of the Common Stock offered hereby has been passed upon for the Company by Witt, Gaither & Whitaker, P.C., Chattanooga, Tennessee.

                       WHERE YOU CAN GET MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company also files such reports and other information with the NYSE, on which the Common Stock is traded. Copies of such material can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Our SEC filings also are available to the public from the SEC's worldwide web site at "http://www.sec.gov."

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. The "file number" used by the SEC to identify documents filed by the Company is 1-2782. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:


     (1) the Company's Current Reports on Form 8-K dated March 3, 1999 and March 22, 1999;

     (2) the Company's Notification of Late Filing on Form 12b-25 dated March 31, 1999; and

     (3) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.


You may request a copy of these filings, at no cost, by writing or telephoning the Company's Secretary at the following address:

                           Robert J. Powell, Secretary
                          Signal Apparel Company, Inc.
                               34 Engelhard Avenue
                                Avenel, NJ 07001
                            Telephone: (732) 382-2882

This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this Prospectus. We have not authorized anyone to provide you with different information. You may obtain copies of the registration statement, or of any document which we have filed as an exhibit to the registration statement or to any other SEC filing, either from the SEC or from the Secretary of the Company as described above. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

                                 --------------


                                Table of Contents


                                                                            Page
                                                                            ----

Risk Factors ..............................................................    2

Business of the Company
   and Recent Developments ................................................    6

Forward-Looking Statements ................................................    8

Description of the Company's Capital Stock ................................    9

Use of Proceeds ...........................................................   11

Selling Stockholders ......................................................   11

Plan of Distribution ......................................................   12

Experts ...................................................................   13

Legal Opinions ............................................................   14

Where You Can Get More Information ........................................   14





                                 --------------






                                5,500,000 Shares


                                 Signal Apparel
                                  Company, Inc.


                                  Common Stock









                                ----------------
                                   PROSPECTUS
                                ----------------




                                 April 20, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered, other than brokers' discounts or commissions to be paid by the selling stockholders. All of the amounts shown are estimates, except the applicable Securities and Exchange Commission registration fee and the NYSE filing fee.

     SEC Registration Fee ..................................        $ 2,007
     New York Stock Exchange Listing Fee ...................         19,250
     Printing, engraving and postage expenses ..............          3,000
     Legal fees and expenses ...............................         20,000
     Accounting fees and expenses ..........................          5,000
     Miscellaneous expenses ................................          2,000
                                                                    -------

          Total ............................................        $51,257
                                                                    =======


Item 15. Indemnification of Directors and Officers.

Article Eighth of the Company's Restated Articles of Incorporation, as amended (the "Articles") governs indemnification and insurance of the Company's directors, officers, employees and agents. Paragraph (a) of such Article provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Indiana Business Corporation Law (the "IBCL"), as the same exists as of the date of adoption of the Articles or as later amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the IBCL permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators. However, except as provided in the Articles with respect to the right of a claimant to bring suit to enforce the indemnification rights provided under the Articles, the Company shall indemnify any such person seeking indemnification in connection with a

Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Company's Board of Directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification would be against public policy as expressed in the Securities Act and is, therefore, unenforceable.


Item 16. Exhibits.

(1)  Listing of Exhibits incorporated by reference (Commission File No. 1-2782):

     (3.1) Restated Articles of Incorporation of Signal Apparel Company, Inc., as amended. Incorporated by reference to Exhibit (3.1) to the Company's Current Report on Form 8-K dated September 17, 1998.

     (4.1) Form of 5% Convertible Debentures, due March 3, 2002, of Signal Apparel Company, Inc. Incorporated by reference to Exhibit (4.1) to the Company's Current Report on Form 8-K dated March 3, 1999.

     (10.1) Securities Purchase Agreement dated March 3, 1999. Incorporated by reference to Exhibit (10.1) to the Company's Current Report on Form 8-K dated March 3, 1999.

     (10.2) Registration Rights Agreement dated March 3, 1999, among Signal
            Apparel Company, Inc., and the purchasers of the Company's 5% Convertible Debentures, due March 3, 2002. Incorporated by reference to Exhibit (10.2) to the Company's Current Report on Form 8-K dated March 3, 1999.

     (10.3) Form of Warrants to purchase Common Stock issued to purchasers of the Company's 5% Convertible Debentures, dated March 3, 1999. Incorporated by reference to Exhibit (10.3) to the Company's Current Report on Form 8-K dated March 3, 1999.

(2)  Listing of Exhibits filed herewith:

     (5.1)  Opinion of Witt, Gaither & Whitaker, P.C.

     (23.1) Consent of Witt, Gaither & Whitaker, P.C. (included in Exhibit
            (5.1)).

     (23.2) Consent of Arthur Andersen LLP

     (24) Power of Attorney (included in Signatures page of this Registration Statement).

Item 17. Undertakings.

I.  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the Registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) above if such information is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, which are incorporated by reference in the Registration Statement; and

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

III. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee on April 20, 1999.

                                            SIGNAL APPAREL COMPANY, INC.


                                            By  /s/ Robert J. Powell
                                                --------------------------------
                                                Robert J. Powell
                                                Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes and appoints Howard Weinberg and Robert J. Powell, and each of them, as attorneys-in-fact, to sign on his behalf individually and in the capacity designated below, and to file, any amendments, including post effective amendments, to this Registration Statement.


/s/ Stephen Walsh           Chairman of the Board and Director    April 20, 1999
------------------------
    Stephen Walsh

/s/ Thomas A. McFall        Chief Executive Officer and Director  April 20, 1999
------------------------
    Thomas A. McFall

/s/ Howard Weinberg         Chief Financial Officer               April 20, 1999
------------------------    (Chief Accounting Officer) and
    Howard Weinberg         Director

/s/ Henry L. Aaron          Director                              April 20, 1999
------------------------
    Henry L. Aaron

/s/ Zvi Ben-Haim            Director                              April 20, 1999
------------------------
    Zvi Ben-Haim

/s/ Barry Cohen             Director                              April 20, 1999
------------------------
    Barry Cohen

/s/ Jacob I. Feigenbaum     Director                              April 20, 1999
------------------------
    Jacob I. Feigenbaum

/s/ Paul R. Greenwood       Director                              April 20, 1999
------------------------
    Paul R. Greenwood

/s/ John W. Prutch          President and Director                April 20, 1999
------------------------
    John W. Prutch